Exhibit 16

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of November 28, 2012, is entered into by and between Sapiens International Corporation N.V. (the "Company"), and Kardan Technologies Ltd., a company organized under the laws of Israel (the "Seller").

WITNESSETH:

WHEREAS, the Seller wishes to sell to the Company, and the Company wishes to purchase from the Seller, 2,000,000 common shares of the Company, par value €0.01 per share (the "Shares");

WHEREAS, the Seller acknowledges that the Company has access to material, non-public information concerning the Company and the Shares ("Excluded Information") and is precluded from sharing the Excluded Information with the Seller.

NOW, THEREFORE, based on the parties' representations and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

1.1.	"Business Day" means a day, other than Friday, Saturday or other day on which commercial banks in Tel Aviv are authorized or required by applicable law to close.

1.2.	"Lien" means any mortgage, lien, pledge, charge, security interest or any other encumbrance or right of any third party or other adverse claim of any kind in respect of such property or asset.

2.	PURCHASE AND SALE OF THE SHARES.

2.1.
Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Company and the Seller contained herein, at the Closing (as defined below) the Seller shall sell to the Company and the Company shall purchase from the Seller the Shares in consideration for the Purchase Price (as defined below), free and clear of any and all Liens (the "Transaction").

2.2.
In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of shares and all related calculations shall be equitably adjusted to the extent necessary to provide to the parties the same economic effect as contemplated by this Agreement.

3.	CONSIDERATION

3.1.
As consideration for the sale of all of the Shares to the Company, at the Closing, the Company will pay the Seller, under the terms and conditions of this Agreement, for each Share, an amount in cash equal to US$3.50, in an aggregate amount equal to US$7,000,000 for all Shares (the "Purchase Price") as may be adjusted pursuant to Section 2.2 above.  Upon payment of the Purchase Price, the Seller shall no longer be entitled to any of the benefits of ownership of the Shares, including voting rights relating thereto.

3.2.
The payment of the Purchase Price shall be made in NIS (calculated based on the representative rate known at the date of payment), by wire transfer of immediately available funds to the bank account of the Seller, the details of which shall be provided by the Seller to Company in writing prior to the Closing Date.

3.3.
Tax Withholding. The payment of the Purchase Price to the Seller hereunder shall be subject to Israeli withholding tax at source, if required pursuant to applicable law, unless the Seller provides the Company with a valid certificate of exemption from tax withholding (or a valid certificate of reduced tax withholding) or any other written instructions or a ruling regarding tax withholding, in each case issued by the Israel Tax Authorities ("ITA"), in form and substance satisfactory to Company (it being agreed that the certificate attached hereto as Schedule 3.3 is satisfactory to Company, provided that the Closing occurs before the expiration date thereof) (a "Tax Withholding Certificate"), in which case the Company shall act in accordance with such Tax Withholding Certificate with respect to payments made to the Seller hereunder. Any amounts withheld and delivered to the ITA shall be deemed payment on account of the Purchase Price.

4.	CLOSING.

4.1.
Time and Place. The consummation of the Transaction  (the "Closing") shall take place at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan 52506, Israel at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all the respective conditions set forth in Section 5 (other than those respective conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the Company and Seller agree in writing. The date on which the Closing takes place is referred to in this Agreement as a "Closing Date".

4.2.
Transactions at Closing. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.2.1.
The Seller and Company will sign a share transfer deed in the form attached hereto as Schedule 4.2.1 (the "Share Transfer Deed") representing the Shares and deliver the executed Share Transfer Deed to the Company.

4.2.2.	The Company will transfer the Purchase Price to the Seller as set forth in Section 3 above.

5.	REGISTRATION OF SHARE TRANSFER.

Following the Closing Date the parties shall take the following actions:

5.1.
The Seller represents to the Company that the Shares are currently held by the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”), which has been instructed by the Seller to transfer the Shares into electronic form. No later than 5 Business Days following the Closing, the Seller will cause the Shares to be transferred to the account specified by the Company in the Company's DTC instructions, including by giving AST the necessary written instructions (with a copy to the Company), and the Company will cooperate with the Seller in affecting such transfer as reasonably necessary.

6.	CLOSING CONDITIONS.

6.1.
Conditions to the obligations of both Parties. The respective obligations of the Seller and Company to effect the Closing are subject to (i) the receipt or delivery, as applicable, of their respective deliverables pursuant to Section 4.2 above and (ii) no court or other governmental authority having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making the consummation of the Transaction illegal.

6.2.	Conditions to the obligations of the Company. The obligation of the Company to effect the Closing with the Seller is subject to the satisfaction, or waiver by the Company, of the following conditions:

6.2.1.
Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement shall have been true and correct as of the date of this Agreement and as of the date of the Closing (as if made as of the Closing Date).

6.2.2.	Covenants. Each of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed.

6.3.	Conditions to the obligations of the Seller. The obligation of the Seller to effect the Closing is subject to the satisfaction, or waiver by the Seller, of the following conditions:

6.3.1.
Representations and Warranties. Each of the representations and warranties made by Company in this Agreement shall have been true and correct as of the date of this Agreement and as of the date of the Closing (as if made as of the Closing Date).

6.3.2.	Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed.

7.	REPRESENTATIONS AND WARRANTIES.

7.1.
Mutual Representations.  Each of the Seller and the Company hereby makes to the other party, as of the date hereof, and upon and subject to the Closing, each of the Seller and Company shall be deemed to make to the other party as of the Closing Date, the following representations and warranties (each party with respect to itself only), and to acknowledge that such other party is relying on such representations and warranties in consummating the Transaction at the Closing:

7.1.1.
Each of the Seller and Company has the requisite corporate power and authority to execute and deliver the documents executed (and to be executed) by it hereunder and to perform the Transaction. All documents executed (and to be executed) hereunder and the Transaction have been duly authorized by the necessary corporate action on the part of each of the Seller and Company and constitute the valid and binding obligation thereof, enforceable against it in accordance with the terms thereof (assuming compliance by the other party thereto with the terms thereof), subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

7.1.2.
Neither the execution and delivery of the documents executed (or to be executed) hereunder, nor the performance thereof, by each of the Seller and Company shall: (a) require the consent or agreement of any court or other governmental authority or (b) conflict with, result in the breach or violation of, or constitute a default under (i) any applicable law, rule or regulation of any governmental authority applicable thereto; (ii) any contract, agreement, instrument, or undertaking of any nature to which it is a party or by which it is bound; or (iii) any of such party's formation documents.

7.2.
Seller’s Representations. Seller represents and warrants to Company that Seller has good and valid title to, and is the sole lawful owner of all of the Shares, and at the Closing, the Seller shall convey to Company the full legal and beneficial interest and title in the Shares, free and clear of any Liens, other than as set forth in the Company’s Articles of Association or applicable law (if any).

7.3.
Company's Representations. Company represents and warrants to the Seller that it acknowledges and understands that the Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and that Company may not offer, resell or otherwise transfer the Shares except pursuant to (i) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (ii) an available exemption from registration under the Securities Act.

8.	PARTIES ACKNOWLEDGMENTS WITH RESPECT TO EXCLUDED INFORMATION.

Company and the Seller each acknowledge, understand and agree as follows:

8.1.	The Seller has requested that Company not disclose to it any of the Excluded Information.

8.2.	Company has complied with the Seller’s request not to disclose to the Seller any of the Excluded Information.

8.3.
As a consequence of such non-disclosure of Excluded Information, there may exist a disparity of information between Company and Seller with respect to the Shares and/or the Company.  The Seller acknowledge that, had it been informed of the Excluded Information by the Company, the Seller might have concluded that the Shares may have a different value than the value that the Company is paying in the Transaction.

8.4.
As a condition to Company’s agreement to buy, and the Seller's agreement to sell, the Shares, Seller expressly releases Company from any and all damages as well as loss of profit or potential profit that may be incurred by the Seller as a result of the Seller’s decision to sell the Shares to the Company without having access to the Excluded Information, provided that the Excluded Information shall not and does not affect the truth or accuracy of Seller’s representations and warranties made herein.

9.	SELLER'S COVENANTS.

From the date hereof and until the earlier of (i) the termination of this Agreement according to Section 11 below and (ii) the Closing, the Seller shall not:

9.1.	Transfer or otherwise give any rights of any kind or type to or in any of the Shares to any third party; or

9.2.	Subject any of the Shares, or allow any of the Shares to become subject, to any Lien.

10.	COMMERCIALLY REASONABLE EFFORTS.

Subject to the terms and conditions contained herein, the Seller and the Company shall cooperate and use their respective commercially reasonable efforts (a) to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings and deliveries necessary, proper or advisable under applicable law or otherwise, to consummate and make effective the transactions contemplated by this Agreement, and (b) to fulfill the conditions to consummation of the transactions contemplated hereby as set forth in Section 5 of this Agreement.

11.	TERMINATION.

11.1.	This Agreement may be terminated at any time prior to the Closing:

11.1.1.	By mutual written agreement of the Seller and Company;

11.1.2.
By the Seller or Company, by written notice to the other parties, if a governmental authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction or if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any governmental authority that would make consummation of the Transaction illegal.

11.2.
If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with respect to the Transaction, provided, however, that nothing herein shall relieve any party from liability arising from any prior breach by such party of any provision of this Agreement.

12.	MISCELLANEOUS.

12.1.	Severability. All representations, warranties and covenants, wherever in this Agreement contained, shall survive the date hereof.

12.2.
Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedules attached hereto (when duly executed and delivered by the parties thereto), (a) constitute a valid, legally, binding and enforceable agreement among the Seller and Company for the sale and purchase of the Shares, and (b) shall not be enforceable by, are not intended to confer, and shall not be construed as conferring, upon any person (other than the Seller and Company) any rights or remedies hereunder.

12.3.	Expenses; Taxes. Each of the Seller and Company shall bear its respective costs and expenses related to this Agreement and the performance of its obligations hereunder, including all tax consequences.

12.4.	Further Assurance. Each of the Seller and Company shall do all things and carry out all acts which are reasonably necessary to effect the Transaction.

12.5.
Public Announcements. Each party may issue a press release regarding the Transaction subject to consulting the other party before such issuance and providing the other party the opportunity to review and comment thereon. For the avoidance of any doubt, nothing in this Section 12.5 shall prevent any party from making or filing any public statement or report required to be made or filed by law, court process or by obligations pursuant to any listing agreement with any national securities exchange, provided that, unless prohibited by applicable law, such party provides the other party with reasonable advanced notice, and permits such other party to comment thereon. Notwithstanding anything to the contrary, (i) the Company acknowledges and agrees that Seller will file a Schedule 13D/A and/or any other reports required under applicable law, immediately following the signing of this Agreement and (ii) the Seller acknowledges and agrees that the Company will announce the Transaction and furnish a Form 6-K as required under applicable law, immediately following the signing of this Agreement.

12.6.
Notices. All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be sent to such party’s address as set forth below or at such other address as such party shall have furnished to the other party in writing in accordance with this provision.

All such notices shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a Business Day, then on the day of delivery and, if not on a Business Day, then on the following Business Day, (ii) if given by facsimile transmission on a Business Day, then on the day on which such transmission is sent and confirmed by telephone and if not on a Business Day, then on the following Business Day, subject to telephone confirmation, or (iii) if mailed by registered mail, return receipt requested, five Business Days following the date it was mailed, to:

if to Company, to:

Sapiens International Corporation N.V.

Address:   2 Derech Meir Weisgal, Rehovot, 76326 Israel

Attention: CEO

Fax No.      972 8 938 2730

Email:        roni.g@sapiens.com and roni.a@sapiens.com

if to the Seller, to: Kardan Technologies Ltd.

154 Menachem Begin Rd.

Tel-Aviv 64921

Israel

Attention: CEO

Fax No. 972-3-6083434

Email: amit@kardan.com

12.7.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, excluding its conflict of laws rules. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein.

12.8.
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

SAPIENS INTERNATIONAL CORPORATION N.V.

By:	/s/ Roni Giladi
Roni Giladi
CFO

By:	/s/ Roni Aldor
Roni Aldor
CEO

KARDAN TECHNOLOGIES LTD.

By:	/s/ Amit Ben-Yehuda
Amit Ben-Yehuda
CEO

By:	/s/ Eytan Rechter
Eytan Rechter
Chairman of the Board

Schedule 3.3

Tax Withholding Certificate

SCHEDULE 4.2.1

SHARE TRANSFER DEED

I, Kardan Technologies Ltd. (hereinafter, the "Transferor"), for good consideration paid to us by Sapiens International Corporation N.V. (hereinafter, the "Transferee"), do hereby transfer to the said Transferee 2,000,000 common shares of nominal value of €0.01 each, of Transferee, to hold unto the said Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of the execution thereof; and we, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

In witness whereof, the parties have executed this deed on this 28 day of November, 2012.

WITNESSES Witness to the signature of the Transferor Name: _________________ Witness to the signature of the Transferee Name: _________________	THE PARTIES THE TRANSFEROR By: ____________________ THE TRANSFEREE By: ____________________